As filed with the Securities and Exchange Commission on October 25, 2010

Registration No. 333-53447	Registration No. 333-115728
Registration No. 333-88668	Registration No. 033-61945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________________________________________
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-53447
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-115728
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-88668
Post-Effective Amendment No. 1 To Form S-8 Registration No. 033-61945
__________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIGLARI HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)
INDIANA
(State or Other Jurisdiction of Incorporation or Organization)
37-0684070
(I.R.S. Employer Identification Number)
175 East Houston Street, Suite 1300 San Antonio, Texas 78205
(Address of Principal Executive Offices) (Zip Code)
Amended and Restated 1997 Capital Appreciation Plan
2000 Director Stock Option Plan
2002 Director Stock Option Plan
2003 Director Stock Option Plan
2004 Director Stock Option Plan
The Steak n Shake Company 1992 Employee Stock Purchase Plan
Consolidated Products, Inc. 1995 Employee Stock Option Plan
Consolidated Products, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)
Duane E. Geiger Interim Chief Financial Officer Biglari Holdings Inc. 175 East Houston Street, Suite 1300 San Antonio, Texas 78205
(Name and Address of Agent For Service)
(210) 344-3400
(Telephone number, including area code, of agent for service)

Copy to:

Steven Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 filed by Biglari Holdings Inc., an Indiana corporation, formerly known as The Steak n Shake Company and Consolidated Products, Inc. (the “Company”), including all post-effective amendments thereto (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•
Registration Statement on Form S-8 (Registration No. 033-61945) filed on August 18, 1995 with the Securities and Exchange Commission (the “SEC”) registering a total of 330,000 shares of the Company’s common stock, with stated value $.50 per share (“Common Stock”), issuable under the Consolidated Products, Inc. 1995 Employee Stock Option Plan;

•
Registration Statement on Form S-8 (Registration No. 333-53447) filed on May 22, 1998 with the SEC registering a total of 562,500 shares of Common Stock issuable under the Consolidated Products, Inc. Employee Stock Purchase Plan;

•
Registration Statement on Form S-8 (Registration No. 333-88668) filed on May 20, 2002 with the SEC registering a total of 500,000 shares of Common Stock, and associated Preferred Stock Purchase Rights, issuable under The Steak n Shake Company 1992 Employee Stock Purchase Plan; and

•
Registration Statement on Form S-8 (Registration No. 333-115728) filed on May 21, 2004 with the SEC registering a total of 640,500 shares of Common Stock, and associated Preferred Stock Purchase Rights, issuable under the Company’s Amended and Restated 1997 Capital Appreciation Plan, 2000 Director Stock Option Plan, 2002 Director Stock Option Plan, 2003 Director Stock Option Plan and 2004 Director Stock Option Plan.

As of the date of this Amendment, no shares of Common Stock are issuable or reserved for future issuance under the plans to which the Registration Statements relate.  In accordance with the undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration the securities that are registered but unsold under the Registration Statements, if any.

PART II

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, state of Texas, on October 21, 2010.

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
Name:	Sardar Biglari
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE
/s/ Sardar Biglari	Chairman, Chief Executive Officer and Director	October 21, 2010
Sardar Biglari	(Principal Executive Officer)
/s/ Duane E. Geiger	Interim Chief Financial Officer, Vice President	October 21, 2010
Duane E. Geiger	and Controller (Principal Financial and Accounting Officer)

/s/ Philip L. Cooley	Director	October 21, 2010
Philip L. Cooley
/s/ Ruth J. Person	Director	October 21, 2010
Ruth J. Person
/s/ William J. Regan, Jr.	Director	October 21, 2010
William J. Regan, Jr.
/s/ John W. Ryan	Director	October 21, 2010
John W. Ryan
/s/ Kenneth R. Cooper	Director	October 21, 2010
Kenneth R. Cooper